Exhibit 99.1

FOR RELEASE AT 8:00 A.M. EST	For further information
TUESDAY, JANUARY 23, 2007	Media Contact:	Jay Fredericksen
904-357-9106
	Investor Contact:	Parag Bhansali
904-357-9155

Rayonier Reports Fourth Quarter and Full-Year 2006 Results

JACKSONVILLE, Fla., January 23, 2007 – Rayonier (NYSE:RYN) today reported fourth quarter income from continuing operations of $50.0 million, or 64 cents per share. This compares to $55.0 million, or 70 cents per share, in the third quarter and $56.4 million, or 73 cents per share, in fourth quarter 2005. Full-year 2006 income from continuing operations was $171.1 million, or $2.19 per share, compared to $207.8 million, or $2.68 per share, in 2005.

Fourth quarter 2006 included a special item gain of $3.7 million, or 5 cents per share, for a deferred tax adjustment. Third quarter included special item gains of $5.3 million, or 7 cents per share, and fourth quarter 2005 included special item gains of $30.1 million, or 39 cents per share. In 2006 special items totaled $15.5 million, or 20 cents per share, compared to $85.9 million, or $1.11 per share, in 2005. (See Schedule H for details.)

Lee Nutter, Chairman, President and CEO, said: “We had another very successful year with strong and improved results in each of our three core businesses. In Timber, we increased the geographic footprint of our holdings with the purchase of 228,000 acres in six states and are now the 5th largest private timberland owner in the U.S. Also, we monetized 20 percent of our equity interest in a 354,000 acre Rayonier-managed New Zealand joint venture and, with a 40 percent interest, we remain the largest investor. In Performance Fibers, we continued to see very strong demand for our high-value cellulose specialties and secured long-term contracts for 80 percent of that production into 2011 with the world’s largest manufacturers of acetate-based products and other key customers. In Real Estate, despite a softening in residential markets, operating income for the year was 39 percent higher than 2005 due to continued interest in our extensive and diverse development and rural properties. Also, as part of our strategy to move up the real estate value chain we entered into our first ‘participation’ agreements with two premier developers.”

Net income in the fourth quarter was $55.3 million, or 71 cents per share, compared to $55.0 million, or 70 cents per share, in third quarter 2006, and $56.4 million, or 73 cents per share, in fourth quarter 2005. Fourth quarter 2006 included income from discontinued operations of $5.3 million, or 7 cents per share, reflecting a reduction in environmental reserves. Full-year 2006 net income was $176.4 million, or $2.26 per share, compared to $182.8 million, or $2.36 per share, in 2005.

Excluding special items, fourth quarter income from continuing operations was below third quarter primarily due to lower Real Estate sales partly offset by improved Performance Fibers results. On the same basis, earnings improved compared to fourth quarter 2005 primarily due to stronger Performance Fibers results and increased Real Estate sales partly offset by lower Northwest timber volume and Southeast timber prices.

Sales for the fourth quarter increased to $329 million from $312 million in the third quarter and $316 million in fourth quarter 2005. Sales for the year of $1.2 billion were 4 percent higher than in 2005.

Cash provided by operating activities for 2006 of $307 million was $53 million above 2005 due to higher operating earnings and lower working capital requirements. Cash Available for Distribution (CAD) of $178 million for 2006 was $9 million above 2005 mainly due to higher operating earnings. (CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.)

Debt at year-end of $659 million was $101 million above year-end 2005 largely due to timberland acquisitions. The debt-to-capital ratio was 42.1 percent compared to 38.7 percent at prior year-end. Cash was $40 million compared to $146 million at year-end 2005.

Timber

Sales of $47 million and operating income of $19 million were $3 million and $2 million above third quarter, respectively, primarily due to higher Southeast volume and hunting lease income partly offset by lower Southeast prices and Northwest volume. Compared to fourth quarter 2005, sales and operating income decreased $9 million and $5 million, respectively, mainly due to lower Northwest volume and Southeast prices.

Real Estate

Sales of $35 million and operating income of $30 million were $12 million and $8 million below third quarter, respectively, primarily due to fewer development acres sold, partially offset by an increase in the price and number of rural acres sold. Compared to fourth quarter 2005, sales and operating income increased $15 million and $14 million, respectively, mainly due to an increase in development and rural acres sold and improved rural prices.

Performance Fibers

Sales and operating income of $196 million and $33 million, respectively, were $33 million and $12 million above third quarter primarily due to increased volume. Operating income also benefited from lower manufacturing costs, including a favorable property tax settlement which resulted in the reversal of $4.9 million in accruals from prior years. Compared to fourth quarter 2005, sales and operating income improved $23 million and $26 million, respectively, largely due to higher cellulose specialties prices and volume, while operating income also benefited from the property tax settlement and lower manufacturing costs.

Wood Products

Sales of $21 million were $5 million below third quarter due to a decline in volume and prices, while an operating loss of $4 million was unfavorable to third quarter by $1 million due to reduced prices partly offset by lower manufacturing costs. Compared to fourth quarter 2005, sales and operating income declined $13 million and $7 million, respectively, also due to weaker prices partially offset by lower manufacturing costs.

Other Operations

Sales of $29 million were $3 million below third quarter and $4 million lower than fourth quarter 2005, however, operating income of $1 million was up from essentially break even results in both comparative periods primarily due to settlement of a coal royalty dispute.

Other Items

Corporate expenses of $11.3 million were $4.2 million above third quarter mainly due to higher stock-price based incentive compensation and business development expenses. Compared to fourth quarter 2005, expenses increased $0.9 million largely due to higher incentive compensation.

Intersegment eliminations and other of $0.5 million income was comparable to third quarter and $3.4 million favorable to fourth quarter 2005 primarily due to an increase in disposition reserves in that quarter.

Interest expense of $13.8 million was $2.8 million above third quarter due to a litigation-related accrual and higher debt. Compared to fourth quarter 2005, interest expense increased $1.8 million mainly due to the legal matter.

Interest and other income of $2.5 million was $0.5 million below third quarter. Compared to fourth quarter 2005, it was $1.7 lower largely due to a gain on sale of a manufacturing asset in that quarter.

Income from discontinued operations was $5.3 million in fourth quarter 2006 due to a more cost-effective remediation plan at a closed facility resulting in a reduction in environmental reserves.

The full-year and fourth quarter 2006 effective tax rates, before discrete items, were 16.3 and 20.7 percent, respectively, compared to 14.2 and 14.9 percent in the 2005 comparable periods. The increase was primarily due to lower tax benefits from foreign operations, partly offset by higher REIT income. The 2005 rates included a $6.5 million tax benefit from the sale of New Zealand timber assets. Including discrete items, the full year and fourth quarter 2006 rates were 10.0 and 11.4 percent, respectively. (See Schedule J for details.)

Outlook

“Our focus this year is on integrating the 2006 timberland acquisitions into our operations, continuing to move up the value chain in real estate through additional ‘participation’ agreements and on high-return cost improvement projects at our Performance Fibers mills,” Nutter said.

“Our mix of core businesses gives Rayonier strength and balance. As a result, excluding special items, we expect another good year with earnings generally in line with 2006. While the housing slowdown will put pressure on timber and real estate markets in the near term, the impact should be mostly offset by the strength of our Performance Fibers business. First quarter results are expected to be slightly below first quarter 2006 primarily due to lower timber earnings.”

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. It owns, leases or manages 2.7 million acres of timber and land in the U.S., New Zealand and Australia. The company’s holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is the world’s leading producer of high-value specialty cellulose fibers. Approximately 40 percent of the company’s sales are outside the U.S. to customers in more than 50 countries. Rayonier is structured as a real estate investment trust.

Except for historical information, the statements made in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements, which include statements regarding anticipated earnings, revenues, volumes, pricing, costs and other statements relating to Rayonier’s financial and operational performance, in some cases are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “anticipate” and other similar language. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements contained in this release: changes in global market trends and world events; interest rate and currency movements; changes in key management personnel; fluctuations in demand for, or supply of, cellulose specialty products, absorbent materials, timber, wood products or real estate and entry of new competitors into these markets; adverse weather conditions affecting production, timber availability and sales, or distribution; changes in production costs for wood products or performance fibers, particularly for raw materials such as wood, energy and chemicals; unexpected delays in the entry into or closing of real estate sale transactions; changes in law, policy or political environment that might condition, limit or restrict the development of real estate; the ability of the company to identify and complete timberland and higher-value real estate acquisitions; the company’s ability to continue to qualify as a REIT; the ability of the company to complete tax-efficient exchanges of real estate; and implementation or revision of governmental policies, laws and regulations affecting the environment, endangered species, timber harvesting, import and export controls or taxes, including changes in tax laws that could reduce the benefits associated with REIT status. For additional factors that could impact future results, please see the company’s most recent Form 10-K on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as may be required by law.

A conference call will be held on Tuesday, January 23, at 2:00 p.m. EST to discuss these results. Interested parties are invited to listen to the live webcast by logging onto www.rayonier.com and following the link. Supplemental materials will be available at the website. A replay will be available on the site shortly after the call where it will be archived for one month. Also, investors may access the “listen only” conference call by dialing 913-981-5584.

For further information, visit the company’s web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

# # #

RAYONIER

FINANCIAL HIGHLIGHTS

DECEMBER 31, 2006 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Profitability
Sales	$328.5	$312.0	$315.9	$1,229.8	$1,180.7
Operating income	$67.8	$65.7	$36.0	$221.8	$183.2
Income from continuing operations	$50.0	$55.0	$56.4	$171.1	$207.8
Discontinued operations	$5.3	$—	$—	$5.3	$(25.0)
Net income	$55.3	$55.0	$56.4	$176.4	$182.8
Income per diluted common share
Continuing operations	$0.64	$0.70	$0.73	$2.19	$2.68
Net income	$0.71	$0.70	$0.73	$2.26	$2.36
Pro forma income from continuing operations (a) (d)	$0.59	$0.63	$0.34	$1.99	$1.57
Operating income as a percent of sales	20.6%	21.1%	11.4%	18.0%	15.5%
Adjusted ROE (a) (d)	N/M	N/M	N/M	17.4%	14.5%

	Year Ended December 31,
	2006	2005
Capital Resources and Liquidity
Continuing operations:
Cash provided by operating activities	$306.9	$254.1
Cash used for investing activities	$(385.2)	$(23.7)
Cash used for financing activities	$(29.8)	$(215.6)
Adjusted EBITDA (b) (d)	$370.1	$352.8
Cash Available for Distribution (CAD) (c) (d)	$177.8	$169.0
Borrowing/(repayment) of debt, net	$99.7	$(98.6)

	12/31/06	12/31/05
Debt	$659.0	$558.5
Debt / capital	42.1%	38.7%
Cash	$40.2	$146.2
Average diluted shares outstanding (millions)	78.2	77.6

(a), (b), (c) and (d), see Schedule B.

N/M - Not meaningful.

- A -

RAYONIER

FOOTNOTES FOR SCHEDULE A

DECEMBER 31, 2006 (unaudited)

(a)	Pro forma income from continuing operations and Adjusted ROE are non-GAAP measures. See Schedule H for reconciliation to the nearest GAAP measure.

(b)	Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization and the non-cash cost basis of real estate sold. Adjusted EBITDA is a non-GAAP measure of operating cash generating capacity of the Company. See reconciliation on Schedule I.

(c)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities of continuing operations less capital spending, adjusted for equity based compensation amounts, proceeds from matured energy forward contracts, the tax benefits associated with certain strategic acquisitions and the change in committed cash. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing. See reconciliation on Schedule H.

(d)	Management considers these measures to be important to estimate the enterprise and shareholder values of the Company as a whole and of its core segments, and for allocating capital resources. In addition, analysts, investors and creditors use these measures when analyzing the financial condition and cash generating ability of the Company.

- B -

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

DECEMBER 31, 2006 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Sales	$328.5	$312.0	$315.9	$1,229.8	$1,180.7

Costs and expenses
Cost of sales	249.6	231.5	260.0	952.7	942.1
Selling and general expenses	18.4	14.5	17.7	63.5	64.4
Other operating loss/(income), net	(7.3)	0.3	2.2	(8.2)	(9.0)

Operating income	67.8	65.7	36.0	221.8	183.2
Gain on sale of portion of New Zealand JV	—	—	37.0	7.8	37.0

Income from continuing operations, including gain on sale of portion of New Zealand joint venture	67.8	65.7	73.0	229.6	220.2
Interest expense	(13.8)	(11.0)	(12.0)	(48.9)	(47.0)
Interest and other income, net	2.5	3.0	4.2	9.5	17.7

Income before taxes	56.5	57.7	65.2	190.2	190.9
Income tax (expense)/benefit	(6.5)	(2.7)	(8.8)	(19.1)	16.9

Income from continuing operations	$50.0	$55.0	$56.4	$171.1	$207.8
Discontinued operations, net	5.3	—	—	5.3	(25.0)

Net income	$55.3	$55.0	$56.4	$176.4	$182.8

Income per Common Share:
Basic
From continuing operations	$0.65	$0.71	$0.75	$2.23	$2.75

Net income	$0.72	$0.71	$0.75	$2.30	$2.42

Diluted
From continuing operations	$0.64	$0.70	$0.73	$2.19	$2.68

Net income	$0.71	$0.70	$0.73	$2.26	$2.36

Pro forma income from continuing operations (a) (d)
Adjusted diluted EPS	$0.59	$0.63	$0.34	$1.99	$1.57

Weighted average Common
Shares used for determining
Basic EPS	76,679,126	76,508,135	75,844,885	76,486,690	75,504,800

Diluted EPS	78,331,461	78,062,219	78,002,090	78,158,691	77,644,252

(a)	See Schedule H for a reconciliation to the nearest GAAP measure.
(d)	See Schedule B.

- C -

RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

DECEMBER 31, 2006 (unaudited)

(millions of dollars)

	Three Months Ended			Year Ended
	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Sales
Timber	$47.2	$44.3	$55.7	$207.0	$207.6
Real Estate	34.8	46.3	19.9	112.0	85.8
Performance Fibers
Cellulose specialties	146.0	120.3	124.7	499.4	448.6
Absorbent materials	50.1	43.2	48.0	172.0	179.4

Total Performance Fibers	196.1	163.5	172.7	671.4	628.0

Wood Products	21.3	26.3	34.1	111.4	136.6
Other Operations	29.2	31.7	33.6	128.3	123.5
Intersegment eliminations	(0.1)	(0.1)	(0.1)	(0.3)	(0.8)

Total sales	$328.5	$312.0	$315.9	$1,229.8	$1,180.7

Operating income/(loss)
Timber	$18.9	$17.1	$23.5	$89.6	$86.7
Real Estate	29.9	37.6	15.9	88.6	63.7
Performance Fibers	32.7	21.2	6.6	79.9	53.1
Wood Products	(4.1)	(3.3)	2.8	(2.8)	16.4
Other Operations	1.2	0.1	0.5	1.3	0.9
Corporate	(11.3)	(7.1)	(10.4)	(35.0)	(36.5)
Intersegment eliminations and other (Including Corporate FX)	0.5	0.1	(2.9)	0.2	(1.1)

Total operating income	$67.8	$65.7	$36.0	$221.8	$183.2

- D -

RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

DECEMBER 31, 2006 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2006	December 31, 2005

Assets
Current assets	$299.9	$354.1
Timber, timberlands and logging roads, net of depletion and amortization	1,127.5	927.0
Property, plant and equipment	1,365.0	1,352.4
Less - accumulated depreciation	(1,011.2)	(991.1)

	353.8	361.3

Investment in New Zealand JV	61.2	81.7
Other assets	116.0	115.0

	$1,958.4	$1,839.1

Liabilities and Shareholders’ Equity
Current liabilities	$193.3	$170.1
Deferred income taxes	5.2	32.2
Long-term debt	655.4	555.2
Non-current reserves for dispositions and discontinued operations	111.8	128.0
Other non-current liabilities	86.3	68.7
Shareholders’ equity	906.4	884.9

	$1,958.4	$1,839.1

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended
	December 31, 2006	December 31, 2005

Cash provided by operating activities of continuing operations:
Income from continuing operations	$171.1	$207.8
Depreciation, depletion, amortization and non-cash basis of real estate sold	148.9	159.2
Other non-cash items included in income	(13.2)	(85.9)
Changes in working capital and other assets and liabilities	0.1	(27.0)

	306.9	254.1

Cash used for investing activities of continuing operations:
Capital expenditures, net of sales and retirements	(105.5)	(85.3)
Purchase of timberlands and real estate	(298.9)	(23.5)
Proceeds from sale of New Zealand timberlands	—	186.8
Investment in New Zealand joint venture	—	(121.9)
Proceeds from sale of portion of New Zealand joint venture	21.8	—
Proceeds from sale of other assets	—	13.1
Decrease in restricted cash	1.3	3.3
Other	(3.9)	3.8

	(385.2)	(23.7)

Cash used for financing activities:
Borrowing/(repayment) of debt, net	99.7	(98.6)
Dividends paid	(143.9)	(129.2)
Issuance of common shares	10.8	15.1
Repurchase of common shares	(0.5)	—
Excess tax benefits from equity-based compensation*	4.1	—
Cash in lieu of fractional shares	—	(0.4)
Payment on forward currency contract	—	(2.5)

	(29.8)	(215.6)

Effect of exchange rate changes on cash	2.1	(0.1)

Cash provided by discontinued operations	—	47.4

Cash and cash equivalents:
(Decrease)/increase in cash and cash equivalents	(106.0)	62.1
Balance, beginning of year	146.2	84.1

Balance, end of year	$40.2	$146.2

*	SFAS No. 123(R) requires the excess tax benefits on equity-based compensation to be included as a financing activity. Since the Company did not adopt SFAS No. 123(R) until January 1, 2006, no adjustment is required for the year ended December 31, 2005.

- E -

RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA

DECEMBER 31, 2006 (unaudited)

(millions of dollars)

	Three Months Ended			Year Ended
	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Geographical Data (Non-U.S.)
Sales
New Zealand	$10.3	$8.5	$12.8	$32.5	$48.9
Other	3.7	3.5	2.8	15.4	9.9

Total	$14.0	$12.0	$15.6	$47.9	$58.8

Operating income (loss)
New Zealand	$0.3	$(0.1)	$(1.8)	$(1.2)	$1.2
Other	1.0	(0.3)	1.5	(0.2)	0.1

Total	$1.3	$(0.4)	$(0.3)	$(1.4)	$1.3

Timber
Sales
Northwest U.S.	$21.9	$24.4	$27.4	$108.6	$98.5
Southeast U.S.	22.2	17.2	24.6	87.9	86.2
New Zealand	3.1	2.7	3.7	10.5	22.9

Total	$47.2	$44.3	$55.7	$207.0	$207.6

Operating income
Northwest U.S.	$9.6	$12.6	$13.9	$59.6	$55.1
Southeast U.S.	8.6	4.3	11.2	30.6	29.3
New Zealand	0.7	0.2	(1.6)	(0.6)	2.3

Total	$18.9	$17.1	$23.5	$89.6	$86.7

Adjusted EBITDA by Segment*
Timber	$33.4	$27.3	$39.2	$142.8	$146.9
Real Estate	32.0	43.9	17.0	102.9	79.1
Performance Fibers	53.3	40.9	29.0	152.7	129.9
Wood Products	(2.6)	(1.4)	4.5	4.1	23.5
Other Operations	1.4	0.3	0.9	2.0	2.4
Corporate and other	(10.9)	(6.7)	(12.8)	(34.4)	(29.0)

Total	$106.6	$104.3	$77.8	$370.1	$352.8

*	Adjusted EBITDA is a non-GAAP measure, see Schedule I for reconciliation to nearest GAAP measure.

- F -

RAYONIER

SELECTED OPERATING INFORMATION

DECEMBER 31, 2006 (unaudited)

	Three Months Ended			Year Ended
	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Timber
Northwest U.S., in millions of board feet	51	59	70	274	263
Southeast U.S., in thousands of short green tons	1,363	926	1,325	4,740	4,832
Real Estate
Acres sold
Development	4,020	4,606	1,099	9,377	6,036
Rural	2,400	1,426	1,480	16,099	23,587
Northwest U.S.	713	58	128	775	403

Total	7,133	6,090	2,707	26,251	30,026

Performance Fibers
Sales Volume
Cellulose specialties, in thousands of metric tons	137	112	130	474	470
Absorbent materials, in thousands of metric tons	76	68	75	272	276
Production as a percent of capacity	103.9%	101.9%	101.2%	101.2%	100.5%

Lumber
Sales volume, in millions of board feet	83	91	89	350	351

- G -

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

DECEMBER 31, 2006 (unaudited)

(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION:

	Year Ended
	December 31, 2006	December 31, 2005
Cash provided by operating activities	$306.9	$254.1
Capital spending (a)	(105.5)	(85.3)
Proceeds from matured forward energy contracts	—	3.9
(Increase) decrease in committed cash	(19.1)	1.8
Equity based compensation adjustments/other	0.3	(2.3)
Like-kind exchange tax benefits on third party real estate sales (b)	(4.8)	(3.2)

Cash Available for Distribution	$177.8	$169.0

(a)	Capital spending is net of sales and retirements and excludes strategic acquisitions and dispositions.
(b)	Represents taxes that would have been paid if the Company had not completed LKE transactions.

PRO FORMA INCOME FROM CONTINUING OPERATIONS AND ADJUSTED RETURN ON EQUITY:

	Three Months Ended			Year Ended
	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006		December 31, 2005
	per diluted share	per diluted share	per diluted share	$	per diluted share	$	per diluted share
Income from Continuing Operations	$0.64	$0.70	$0.73	$171.1	$2.19	$207.8	$2.68
Sale of portion of New Zealand JV	—	—	—	(6.5)	(0.08)	—	—
IRS audit settlements including adjustment of accrued interest	—	(0.07)	—	(5.3)	(0.07)	(24.8)	(0.32)
Deferred tax adjustment	(0.05)	—	—	(3.7)	(0.05)	—	—
Tax associated with repatriation of foreign earnings	—	—	—	—	—	(25.4)	(0.33)
Arbitration award	—	—	—	—	—	(5.2)	(0.07)
New Zealand timberlands sale	—	—	(0.39)	—	—	(30.5)	(0.39)

Pro forma Income from Continuing Operations	$0.59	$0.63	$0.34	$155.6	$1.99	$121.9	$1.57

Divided by: Average Equity	N/M	N/M	N/M	$895.7	N/M	$840.7	N/M

Adjusted ROE	N/M	N/M	N/M	17.4%	N/M	14.5%	N/M

N/M - Not meaningful.

- H -

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES*

DECEMBER 31, 2006 (unaudited)

(millions of dollars)

ADJUSTED EBITDA:
	Timber	Real Estate	Performance Fibers	Wood Products	Other Operations	Corporate and other	Total
Three Months Ended
December 31, 2006
Cash provided by operating activities	$36.7	$37.4	$45.2	$(2.2)	$8.0	$(40.5)	$84.6
Income tax expense	—	—	—	—	—	6.5	6.5
Interest, net	—	—	—	—	—	11.1	11.1
Working capital increases (decreases)	(8.2)	(1.4)	7.9	(0.4)	(5.3)	9.2	1.8
Other balance sheet changes	4.9	(4.0)	0.2	—	(1.3)	2.8	2.6

Adjusted EBITDA	$33.4	$32.0	$53.3	$(2.6)	$1.4	$(10.9)	$106.6

September 30, 2006
Cash provided by operating activities	$24.7	$39.8	$37.7	$0.8	$(2.0)	$(11.8)	$89.2
Income tax expense	—	—	—	—	—	2.7	2.7
Interest, net	—	—	—	—	—	8.1	8.1
Working capital increases (decreases)	(1.3)	0.7	2.4	(2.2)	2.1	(14.8)	(13.1)
Other balance sheet changes	3.9	3.4	0.8	—	0.2	9.1	17.4

Adjusted EBITDA	$27.3	$43.9	$40.9	$(1.4)	$0.3	$(6.7)	$104.3

December 31, 2005
Cash provided by operating activities	$49.7	$15.4	$58.1	$5.2	$(5.6)	$(74.8)	$48.0
Income tax expense	—	—	—	—	—	8.8	8.8
Interest, net	—	—	—	—	—	9.8	9.8
Working capital increases (decreases)	3.0	6.2	(29.7)	(0.7)	6.5	1.2	(13.5)
Other balance sheet changes	(13.5)	(4.6)	0.6	—	—	42.2	24.7

Adjusted EBITDA	$39.2	$17.0	$29.0	$4.5	$0.9	$(12.8)	$77.8

Year Ended
December 31, 2006
Cash provided by operating activities	$158.3	$103.0	$127.3	$5.6	$13.6	$(100.9)	$306.9
Income tax expense	—	—	—	—	—	19.1	19.1
Interest, net	—	—	—	—	—	39.1	39.1
Working capital increases (decreases)	(11.8)	0.2	24.6	(1.5)	(10.5)	(3.3)	(2.3)
Other balance sheet changes	(3.7)	(0.3)	0.8	—	(1.1)	11.6	7.3

Adjusted EBITDA	$142.8	$102.9	$152.7	$4.1	$2.0	$(34.4)	$370.1

December 31, 2005
Cash provided by operating activities	$164.8	$80.8	$132.4	$22.3	$(4.6)	$(141.6)	$254.1
Income tax benefit	—	—	—	—	—	(16.9)	(16.9)
Interest, net	—	—	—	—	—	38.8	38.8
Working capital increases (decreases)	(3.6)	4.9	(2.4)	1.2	5.5	10.8	16.4
Other balance sheet changes	(14.3)	(6.6)	(0.1)	—	1.5	79.9	60.4

Adjusted EBITDA	$146.9	$79.1	$129.9	$23.5	$2.4	$(29.0)	$352.8

*	Unusual, non-trade intercompany items between the segments have been eliminated.

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RAYONIER

RECONCILIATION OF STATUTORY INCOME TAX TO REPORTED INCOME TAX

DECEMBER 31, 2006 (unaudited)

(millions of dollars, except percentages)

	Three Months Ended						Year Ended
	December 31, 2006		September 30, 2006		December 31, 2005		December 31, 2006		December 31, 2005
	$	%	$	%	$	%	$	%	$	%
Income tax provision at the U.S. statutory rate	$(19.7)	(35.0)	$(20.2)	(35.0)	$(22.8)	(35.0)	$(66.5)	(35.0)	$(66.8)	(35.0)
REIT income not subject to federal tax	12.5	22.2	14.4	25.0	11.1	17.0	46.3	24.4	39.9	20.9
Lost deduction on REIT interest expense and overhead expenses associated with REIT activities	(4.0)	(7.1)	(2.8)	(4.9)	(2.9)	(4.4)	(12.7)	(6.7)	(11.6)	(6.1)
Discrete items included in pretax income	—	—	—	—	—	—	—	—	4.9	1.6 *
Foreign, state and local income taxes, foreign exchange rate changes and permanent differences	(0.5)	(0.8)	0.5	0.7	4.9	7.5	1.8	1.0	8.4	4.4

Income tax (expense) benefit before discrete items	$(11.7)	(20.7)	$(8.1)	(14.2)	$(9.7)	(14.9)	$(31.1)	(16.3)	$(25.2)	(14.2)
Favorable IRS audit settlements	—	—	4.8	8.3	—	—	5.3	2.8	19.8	11.0 *
Built-in gain adjustments	1.5	2.7	2.8	4.9	—	—	4.3	2.2	—	—
Return to accrual adjustments	—	—	(1.2)	(2.1)	(0.2)	(0.3)	(0.3)	(0.2)	(0.3)	(0.2)
Prior year foreign tax credit reserve	—	—	(1.0)	(1.7)	—	—	(1.0)	(0.5)	—	—
Deferred tax adjustments	3.7	6.6	—	—	1.5	2.3	3.7	2.0	1.5	0.8
U.S. tax (expense)/benefit on repatriation of foreign earnings	—	—	—	—	(0.4)	(0.6)	—	—	25.4	13.3
Tax on favorable arbitration award	—	—	—	—	—	—	—	—	(3.0)	(1.2)*
Exchange rate changes on tax on undistributed foreign earnings	—	—	—	—	—	—	—	—	1.6	0.8
Non-realizability of New Zealand tax credits on U.S. withholding tax for prior years’ intercompany note interest	—	—	—	—	—	—	—	—	(2.9)	(1.5)

Income tax (expense) benefit	$(6.5)	(11.4)	$(2.7)	(4.8)	$(8.8)	(13.5)	$(19.1)	(10.0)	$16.9	8.8

*	Adjusted for change in pretax income due to discrete items.

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